Exhibit 99.1

TOREADOR VOLUNTARILY DELISTS
FROM TORONTO STOCK EXCHANGE

        DALLAS, TEXAS – (December 14, 2004) – Toreador Resources Corporation (NASDAQ: TRGL) announces that the company chose to delist from the Toronto Stock Exchange (TSX) effective at the close of business on Friday, December 10, 2004. Toreador believed it could no longer justify the cost of listing on the TSX due to the lack of trading activity. The company was listed and traded on the TSX under the symbol TRX.

        Toreador’s common stock will continue to be listed on NASDAQ and traded under the symbol TRGL. The NASDAQ will provide an active market for the company’s stock and will be available to all stockholders regardless of the country where they reside.

ABOUT TOREADOR

        Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Romania, Turkey and Trinidad. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company’s web site, www.toreador.net.

_________________

CONTACTS:

Toreador Resources
Douglas W. Weir, SVP and CFO
Crystal C. Bell, Investor Relations
214-559-3933 or 800-966-2141